Exhibit 19.1
Empire State Realty Trust, Inc.
Empire State Realty OP, L.P.
Insider Trading Policy
Guidelines with Respect to Certain Transactions in Company Securities
This Policy provides guidelines to employees, officers, and directors of Empire State Realty Trust, Inc., Empire State Realty OP, L.P. and their respective subsidiary(ies) (collectively, the “Company”) with respect to transactions in the Company’s securities.
Applicability of Policy
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, operating partnership units, LTIP units, and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures and transactions involving other Company-based Derivative Securities (defined below).
Certain Definitions
An “Insider” is any person who receives or has access to material information about the Company or other entities that is not available to the investing public (referenced herein as “Material Nonpublic Information”), including, without limitation:
(i)all directors, officers and employees of the Company;
(ii)consultants and contractors to the Company and its subsidiaries;
(iii)members of the immediate families and households of each of the persons described in items (i) and (ii);
(iv)any other person or entity whose securities trading decisions are influenced or controlled by any of the persons described in items (i), (ii) and (iii); and
(v)any person who receives Material Nonpublic Information from any person described in items (i), (ii), (iii), and (iv). Any such person remains an Insider for so long as such Material Nonpublic Information is not publicly known and remains material.

A “Designated Person” is any person who is a director, officer or employee of the Company, any family member sharing such person’s same household, or any entity controlled by any of the foregoing persons, including trusts and foundations in which such person is a beneficiary or trustee.
General Policy
It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading. It is also the policy of the Company that the Company will not engage in transactions in securities of the Company while aware of Material Nonpublic Information relating to the Company or its securities.

•Trading on Material Nonpublic Information. An Insider shall not engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the New York Stock Exchange is generally open for trading and trading in the stock of the Company has not been suspended for any reason.
•Tipping. No Insider shall disclose (“tip”) any Material Nonpublic Information regarding the Company to any other person (including family members), nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
•Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is forbidden.
Potential Criminal and Civil Liability and/or Disciplinary Action
•Liability for Insider Trading. Insiders may be subject to criminal and civil penalties and jail time for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.
•Liability for Tipping. An Insider may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom such Insider has disclosed Material Nonpublic Information or made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the tippee’s trading. The SEC, the Canadian Securities Commissions, the stock exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.
•Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
•Company Liability. Although responsibility for compliance with this policy and liability for non-compliance are primarily personal to the individuals involved, violations may result in civil and criminal liability for the Company. Substantial criminal and civil penalties for corporations have been assessed.
Transaction Suspension Periods and Pre-Clearance
•Mandatory Black-out Period for Designated Persons. In order to protect you and the Company from allegations of insider trading, this Policy prohibits you from conducting transactions involving the purchase or sale of the Company’s securities during “Black-out Periods” (as defined below). The “Black-out Period” begins seven (7) calendar days before the end of each fiscal quarter and ending two (2) Trading Days following the date of public disclosure of the financial results for such fiscal quarter. The Black-out Period is a particularly sensitive period of time for transactions in the Company’s securities, because officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. In extraordinary circumstances, trading by Designated Persons during the Black-out Period may be permitted with prior written approval of the Compliance Officer or her designee, which approval will only be given for good reason under such extraordinary circumstances or in accordance with the exceptions set forth herein under “Certain Exceptions” below.
Unless otherwise advised by the Compliance Officer or her designee, the Black-out Period shall be the period indicated above. The purpose behind the Black-out Period is to establish a diligent effort to avoid any improper transaction. From time to time, the Company may also recommend that directors, officers, all or selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company securities during such period and should not disclose to others the fact of such suspension of trading.
It should be noted, however, that from time to time, other types of Material Nonpublic Information regarding the Company (such as mergers, acquisitions, dispositions or new extraordinary product developments) may be pending and not be publicly disclosed. While such Material Nonpublic Information is pending, the Company may impose special black-out periods during which you are prohibited from trading in the Company’s securities. You will be notified if the Company imposes a special black-out period that applies to you.
As a precaution and to ensure compliance with securities laws, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Even in the absence of Material Nonpublic Information, trading in the Company’s securities outside of the Black-out Period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times. Any person made aware of the existence of an event-specific black-out should not discuss the existence of the black-out to any other person.
•Pre-clearance of Trades. The Company has determined that all Designated Persons should not trade in the Company’s securities without first complying with the Company’s “pre-clearance” process. Before a Designated Person may purchase or sell securities of the Company, a written request for approval must be made to the Company’s Compliance Officer or her designee. Each Designated Person must provide the information required by the “Pre-Clearance Trading Request Form” which is included with this Policy, and make the certifications contained therein. The completed form may be submitted electronically. Any approved purchase or sale must be made within five business days of such approval, unless otherwise designated in the approval.
The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain Insiders, other than and in addition to Designated Persons. Any employee with any question regarding trading in the Company’s securities is encouraged to contact the Compliance Officer or her designee.

•Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, even outside the Black-out Period. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though he or she may suffer an economic loss or forego anticipated profit by waiting. Every officer, director and employee remains subject to any applicable securities reporting requirements under securities laws, the Code of Business Conduct and Ethics of the Company and the Company’s other policies and procedures.
A Designated Person who has a direct economic interest in a securities account in which trading is effected at the discretion of a third party should consult with the Compliance Officer as to whether trading for such account must comply with all the protocols herein for a Designated Person, including Black-out Period restrictions and pre-clearance.
As a Company employee, you are responsible for assuring that any family member or entity who is a Designated Person complies with this Policy and all applicable securities laws, rules and regulations.
Inside Information Regarding Other Companies
You may acquire Material Nonpublic Information relating to other companies, including the Company’s partners, customers, vendors or suppliers (“business partners in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties may result from trading on inside information regarding the Company’s business partners.
Material Nonpublic Information
It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
1.Financial results;
2.Projections of future earnings or losses;
3.News of a pending or proposed merger or joint venture;
4.News of the disposition or acquisition of a property or portfolio of properties or other real estate-related investments or assets;
5.Impending bankruptcy or financial liquidity problems;
6.Results of leasing activity;
7.Significant pricing changes;

8.Stock splits or consolidations;
9.New equity or debt offerings;
10.New financing arrangements;
11.Significant litigation exposure due to actual or threatened litigation;
12.Significant cybersecurity incidents; and
13.Changes in senior management.
Nonpublic information is information that has not been previously disclosed to, and is otherwise not available to, the general public. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to the official release of that information by the Company in publicly available filings with the SEC or issuance of press releases via major newswire such as Dow Jones or Reuters. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Any Insider in possession of Material Nonpublic Information should not engage in any trading activity for at least two Trading Days following its official release.
Certain Exceptions
For the purposes of this Policy, the Company considers that the following transactions are exempt from this Policy: (1) the exercise of stock options or other derivative securities granted under the Company’s equity incentive plans (but not the sale of any such shares or cashless exercises in which the proceeds are used to fund the exercise price); (2) the net share settlement of awards under the Company’s equity incentive plans to pay minimum tax withholding liabilities; (3) the conversion of LTIPs to operating partnership units and operating partnership units into the Company’s Class A common stock (but not the sale of any such shares) and (4) the purchase or sale of a security issued by the Company pursuant to an arrangement meeting the conditions specified in clause (c)(1) of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which arrangement has been approved in writing by the Compliance Officer or her designee (a “10b5-1 Plan”).
Exception for 10b5-1 Plans
The Black-out Period restrictions described above do not apply to transactions under a preexisting written plan, contract or instruction that satisfies the conditions specified in clause (c)(1) of Rule 10b5-1 under the Exchange Act.
The following conditions must be met for all 10b5-1 Plans:
(i)Anyone subject to this Policy who wishes to enter into a 10b5-1 Plan must submit the 10b5-1 Plan to the Compliance Officer or her designee for approval at least ten (10) business days prior to the planned entry into the 10b5-1 Plan, and such 10b5-1 Plan must be reviewed and approved in advance of entry into the 10b5-1 Plan by the Compliance Officer or her designee and both of the Chief Executive Officer and Chief Financial Officer of the Company (or, if modified, such modifications have been reviewed and approved by the Compliance Officer or her designee, CEO and CFO);

(ii)The 10b5-1 Plan gives a third party the discretionary authority to execute such purchases and sales, outside of an individual’s control, so long as such third party does not possess any Material Nonpublic Information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
(iii)The 10b5-1 Plan includes a cooling-off period between entry into the 10b5-1 Plan (or modifications to the 10b5-1 Plan) and the occurrence of trades under such 10b5-1 Plan for:
a.directors and officers (as defined in Rule 16a-1(f) under the Exchange Act) that extends to the later of 90 days after adoption or modification of a 10b5-1 Plan or two (2) business days after disclosing the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the 10b5-1 Plan was adopted or modified, up to a maximum of 120 days after adoption of the 10b5-1 Plan; and
b.employees and any other persons, other than the Company, that extends 30 days after adoption or modification of the 10b5-1 Plan;
(iv)The 10b5-1 Plan was entered into by an individual in good faith at a time when such individual was not in possession of Material Nonpublic Information about the Company, and, to the extent required by Rule 10b5-1 under the Exchange Act, contains representations in the 10b5-1 Plan certifying as to the same; and
(v)The 10b5-1 Plan otherwise satisfies the conditions specified under Rule 10b5-1 of the Exchange Act.

Unless otherwise approved by the the Chief Executive Officer, Chief Financial Officer and Compliance Officer or her designee in accordance with this Policy:
(i)Each individual may not enter into, modify or terminate a 10b5-1 Plan during a Black-out Period or when the individual is in possession of Material Nonpublic Information;
(ii)Following the termination of a 10b5-1 Plan, the individual must wait at least fifteen (15) days before entering into a new 10b5-1 Plan;
(iii)when a 10b5-1 Plan is in effect, the individual is prohibited from buying or selling the Company’s securities outside of their 10b5-1 Plan;
(iv)the individual is not permitted to have multiple 10b5-1 Plans in operation simultaneously, subject to limited exceptions under Rule 10b5-1; and
(v)the individual is not permitted to enter into more than one 10b5-1 Plan designed to effect purchases or sales of the total amount of securities subject to the 10b5-1 Plan as a single transaction in any 12-month period.

With respect to any purchase or sale under a 10b5-1 Plan, the third-party effecting transactions on the individual’s behalf should be instructed to send duplicate confirmations of all such transactions to the Company’s Compliance Officer or her designee. Each director and officer (as defined in Rule 16a-1(f) under the Exchange Act) should understand that the approval or adoption of a 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a 10b5-1 Plan. In addition, such persons must agree to cooperate with the Company in any reporting of the Rule 10b5-1 Plan in the Company’s SEC filings.

Gifts of Securities
All gifts of Company securities are transactions subject to this Policy and may not be made while the person making the gift is aware of Material Nonpublic Information, and such person is required to obtain pre-clearance of the gift if they are subject to the pre-clearance process specified in this Policy.
Short Sales or Transactions in Company-based Derivative Securities
Officers, directors and employees may not engage in transactions of a speculative nature involving the Company’s securities at any time, including, but not limited to, the purchase or sale of put options. Such persons are prohibited from short-selling the Company’s securities or engaging in transactions involving other Company-based Derivative Securities. “Derivative Securities” are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put option contracts, transacting in straddles, and similar instruments. The receipt of grants of Derivative Securities issued under, or the exercise of options or other awards granted under, an equity incentive plan adopted by the Company is not prohibited by this Policy.
Short Swing Profits – Section 16 Persons
The Company must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers, directors and certain employees who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, the receipt of an option under the Company’s option plans, as well as the acquisition of underlying shares from the exercise of that option, is not deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer, director or employee may ever make a short sale of the Company’s securities. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers, directors and employees regarding compliance with Section 16 and its related rules.
Inquiries
Please direct your questions as to any of the matters discussed in this Policy to the Company’s Compliance Officer:
Contact:    Heather L. Houston, Compliance Officer
Address:    Empire State Realty Trust, Inc.
111 West 33rd Street, 12th Floor
New York, NY 10120
Telephone:     212-850-2696
Email:     hhouston@esrtreit.com
Reviewed and Approved by the Board of Directors as of: August 6, 2025